Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 20, 2025, with respect to the consolidated financial statements of Mr. Cooper Group Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-286833) and related Prospectus of Rocket Companies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

July 2, 2025